AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT

      This Amendment ("Amendment") to the Investment Subadvisory Agreement (defined below), is effective as of May 1, 2011,by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), Barrow, Hanley,
 Mewhinney & Strauss, LLC, a Delaware limited liability company (formerly Barrow,
 Hanley, Mewhinney & Strauss, Inc.,
 a Nevada corporation) ("Subadviser"), and The Vantagepoint Funds, a Delaware statutory trust (the "Funds").

      WHEREAS, the Client, Subadviser and the Funds entered into an Investment
 Subadvisory Agreement dated February 26, 2006 (the "Agreement"), with respect to the Vantagepoint Equity Income Fund;
      WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2. All other provisions of the Agreement remain in full force and effect.

3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

 THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Equity Income Fund

 By: __________________________________________________
  Angela Montez
  Secretary

 Approved by: __________________________________________________
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

      By: __________________________________________________
  Angela Montez
  Assistant Secretary
  ICMA Retirement Corporation

 Approved by: __________________________________________________
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

 BARROW, HANLEY, MEWHINNEY & STRAUSS, LLC

 By: __________________________________________________
  [Name]
  [Title]

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule
For

Barrow, Hanley, Mewhinney & Strauss, LLC

Vantagepoint Equity Income Fund

The Subadviser's quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser's management as provided by the Client or
Custodian, at Client's discretion ("Subadviser AUM"), based on the following annual rate.

First $200 million  0.30 percent
Next $300 million  0.20 percent
Over $500 million  0.15 percent

The above rate shall apply as long as Subadviser AUM remains above $525 million.  Should the Subadviser AUM decline to less than $525 million for a calendar quarter, the following rate shall apply for that period:

First $10 million  0.75 percent
Next $15 million  0.50 percent
Next  $175 million  0.25 percent
Next $600 million  0.20 percent
Over $800 million  0.15 percent

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